SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                FORM 8-K



                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               February 28, 1995
                Date of Report (Date of earliest event reported)


                            Fairfield Communities, Inc.
              (Exact name of Registrant as specified in its Charter)




         Delaware                      1-8096               71-0390438
  (State or other jurisdiction       (Commission         (I.R.S. Employer
        of incorporation)            File Number)      identification Number)



                              2800 Cantrell Road
                          Little Rock, Arkansas 72202
                                 (501)664-6000
             (Address including zip code and telephone number including area code of Registrant's principal executive offices)







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                      INFORMATION INCLUDED IN THE REPORT



ITEM 5.     OTHER EVENTS

      The number of shares of the Company's Common Stock outstanding as of February 28, 1995 totaled 9,963,742 and the aggregate market value of the Company's Common Stock held by nonaffiliates totaled approximately $51.5 million at February 28, 1995. The computation of the number of shares of Common Stock outstanding at February 28, 1995 varies with that computed as of January 31, 1995 and reflected on the cover page of the Company's Form 10-K for the year ended December 31, 1994 by 710,662 shares, which represents the number of shares estimated as remaining to be issued upon resolution of all unsecured claims under the Seventh Amended and Restated Joint Plans of Reorganization (the "Plans"). In accordance with the terms of the Plans, the number of shares to be issued to unsecured claim holders will approximately equal 10,000,000 shares multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. The estimated amount of allowed claims, exclusive of the contingent claim which could result in the issuance of up to 588,235 shares of Common Stock to the holders of the Senior Subordinated Secured Notes, and exclusive of claims which have been satisfied through the issuance of Common Stock to wholly owned subsidiaries of the Company (which stock is currently held as treasury stock), totaled $90.7 million as of February 28, 1995.



                                  SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          FAIRFIELD COMMUNITIES, INC.


                                          By:     William G. Sell
                                             ----------------------------
                                                  William G. Sell
                                            Vice President/Controller and
                                               Chief Accounting Officer

Date:  March 28, 1995




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